Exhibit 5.1

POMDOCTOR LIMITED	Email dbulley@applebyglobal.com
Yongxu Industrial Park
No.19-23 Hejing Road, Dongsha Street	Direct Dial +852 2905 5770
Liwan District, Guangzhou 510000	Tel +852 2523 8123
People’s Republic of China	Fax +852 2524 5548

Appleby Ref 451406.0003/DRB/DB

5 November 2025

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Eason Huang

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

POMDOCTOR LIMITED (the Company)

INTRODUCTION

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (Registration Statement), filed with the United States Securities and Exchange Commission (Commission) under the United States Securities Act of 1933, as amended to date (Securities Act) relating to the registration of up to 3,317,204 Class A ordinary shares of the Company with a par value of US$0.0001 each (Shares) to be issued pursuant to the Company’s 2025 Share Incentive Plan as adopted by resolutions of the board of directors of the Company passed on 17 February 2025 (2025 Plan).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied (without further verification) upon the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in the Documents or elsewhere) other than as expressly stated in this opinion.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with 2025 Plan while the Registration Statement is effective.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Authorised Share Capital: The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising of (i) 450,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 2,042,042 Class B ordinary shares of a par value of US$0.0001 each, and (iii) 47,957,958 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with articles 3.1 and 3.2 of the Constitutional Documents.

3.	Valid Issuance of Shares: The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the 2025 Plan, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

Yours faithfully

/s/ Appleby
Appleby

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Schedule 1

Part 1

Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 26 February 2021 issued by the Registrar of Companies (Certificate of Incorporation).

2.	A copy of the fourth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 18 February 2025 (Constitutional Documents).

3.	A copy of the Certificate of Good Standing dated 7 October 2025 issued by the Registrar of Companies in respect of the Company (Certificate of Good Standing).

4.	A copy of the unanimous written resolutions of all the directors of the Company dated 4 November 2025 (Board Resolutions).

5.	A copy of the unanimous written resolutions of the compensation committee of the Company’s board of directors dated 4 November 2025 (Committee Resolutions, and together with the Board Resolutions as the Resolutions).

6.	A copy of the Register of Directors and Officers of the Company dated 30 October 2025 (Register of Directors and Officers).

7.	A copy of the Registration Statement.

8.	A copy of the 2025 Plan.

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Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation and that the Constitutional Documents remain in full force and effect and are otherwise unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that the Registration Statement does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

5.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Registration Statement and the 2025 Plan;

6.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office provider or ceased by court order;

7.	that (i) the Registration Statement is in the form approved in the Resolutions, (ii) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (v) the directors and/or the members of the compensation committee of the Company have concluded that the Registration Statement and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

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8.	that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

9.	that there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions expressed herein;

10.	that there is no matter affecting the authority of the directors and/or the members of the compensation committee in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement;

11.	that the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company;

12.	that the directors or shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company or appoint a restructuring officer and no receiver has been appointed over any of the Company’s property or assets;

13.	that upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

14.	that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Class A ordinary shares;

15.	that on the date of issuing of any Shares, the Company is able to pay its liabilities as they become due;

16.	the issue of the Shares are made in accordance with the terms and conditions of the 2025 Plan;

17.	that the Registration Statement has been, or will be, declared effective by the Commission prior to the issuance of the Shares; and

18.	that there are no matters of fact or law (excluding matters of Cayman Islands law) which would or might affect the opinions expressed herein.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Non-Assessable: In this opinion, the phrase “non-assessable” means, with respect to the issuance of any shares, that a shareholder shall not, in respect of the relevant shares and in the absence of any contractual arrangements, or any obligations pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

2.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

3.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents of the Company and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

4.	Statements made in Documents: Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

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